Exhibit 99.1
The Travelers Companies, Inc.
485 Lexington Avenue
New York, NY 10017-2630
www.travelers.com
NYSE: TRV

Travelers Reports Strong First Quarter 2019 Net Income per Diluted Share of $2.99, up 24%,
and Return on Equity of 13.5%

First Quarter 2019 Core Income per Diluted Share of $2.83, up 15%, and Core Return on Equity of 13.0%

Board of Directors Declares 6.5% Increase in Regular Quarterly Cash Dividend to $0.82 per Share

•	First quarter net income of $796 million and core income of $755 million, up 19% and 11%, respectively.

•	Consolidated combined ratio of 93.7%; underlying combined ratio of 91.6%.

•
Record gross written premiums of $7.839 billion up 6%, with growth in all segments; net written premiums of $7.057 billion up 3%; growth in net written premiums reflects a new catastrophe reinsurance treaty.

•	Total capital returned to shareholders of $625 million, including $421 million of share repurchases.

•	Book value per share of $92.94, up 7% from year-end 2018; adjusted book value per share of $89.09, up 2% from year-end 2018.

New York, April 18, 2019 — The Travelers Companies, Inc. today reported net income of $796 million, or $2.99 per diluted share, for the quarter ended March 31, 2019, compared to $669 million, or $2.42 per diluted share, in the prior year quarter. Core income in the current quarter was $755 million, or $2.83 per diluted share, compared to $678 million, or $2.46 per diluted share, in the prior year quarter. Core income increased primarily due to lower catastrophe losses and a higher underlying underwriting gain (i.e., excluding net favorable prior year reserve development and catastrophe losses), partially offset by lower net favorable prior year reserve development. The decrease in net favorable prior year reserve development primarily reflects the recent enactment of legislation by New York State, as discussed below. Net realized investment gains were $53 million pre-tax ($41 million after-tax), compared to net realized investment losses of $11 million pre-tax ($9 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended March 31,
	2019	2018	Change
Net written premiums	$7,057	$6,824	3%

Total revenues	$7,671	$7,286	5
Net income	$796	$669	19
per diluted share	$2.99	$2.42	24
Core income	$755	$678	11
per diluted share	$2.83	$2.46	15
Diluted weighted average shares outstanding	264.8	273.9	(3)
Combined ratio	93.7%	95.5%	(1.8)	pts
Underlying combined ratio	91.6%	92.4%	(0.8)	pts
Return on equity	13.5%	11.5%	2.0	pts
Core return on equity	13.0%	11.9%	1.1	pts

	As of
	March 31, 2019	December 31, 2018	Change
Book value per share	$92.94	$86.84	7%
Adjusted book value per share	89.09	87.27	2%
See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are very pleased to report first quarter core income of $755 million, up 11% over the prior year quarter, and core return on equity of 13%,” said Alan Schnitzer, Chairman and Chief Executive Officer. “We delivered strong underwriting results as reflected in our combined ratio of 93.7%. We produced a strong underlying underwriting result thanks to continued underwriting excellence and also through top-line growth and thoughtful expense management, both benefiting from the successful execution of our strategic initiatives. Our high-quality investment portfolio performed well, generating net investment income of $496 million after-tax. While slightly below the result in the prior year quarter due to lower private equity returns, net investment income benefited from higher fixed income returns. These results, along with our strong balance sheet, enabled us to return $625 million of excess capital to our shareholders this quarter, including $421 million of share repurchases. In recognition of our strong financial position and confidence in our business, I am pleased to share that our Board of Directors declared a 6.5% increase in our quarterly cash dividend to $0.82 per share, marking 15 consecutive years of dividend increases with a compound annual growth rate of more than 9% over that period.

“We are also pleased with our continued successful marketplace execution. We generated record gross written premiums of $7.8 billion, a 6% increase over the prior year quarter. Net written premiums, which reflect a new catastrophe reinsurance treaty, grew 3%. In Business Insurance, gross written premiums increased by 6% as we achieved renewal premium change of 6%, including renewal rate change of more than 2%, in both cases the highest levels in almost five years. At the same time, we maintained historically high retention and generated a higher level of new business. In Bond & Specialty Insurance, gross written premiums increased by 4%, driven by continued historically high retention and new business in Domestic Management Liability. In Personal Insurance, gross written premiums increased by 6%, reflecting growth in both our Agency Automobile and Agency Homeowners businesses.

“Our strong first quarter performance in terms of both profitability and production is a terrific start to the year, and we continued to make significant progress on our ambitious innovation agenda. As we discussed in our annual letter to shareholders, our formidable competitive advantages remain the foundation of our success, and by innovating and investing for tomorrow, we will be well positioned to continue delivering industry-leading returns over time."

Consolidated Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2019		2018		Change
Underwriting gain:	$395		$258		$137
Underwriting gain includes:
Net favorable prior year reserve development	51		150		(99)
Catastrophes, net of reinsurance	(193)		(354)		161
Net investment income	582		603		(21)
Other income (expense), including interest expense	(63)		(72)		9
Core income before income taxes	914		789		125
Income tax expense	159		111		48
Core income	755		678		77
Net realized investment gains (losses) after income taxes	41		(9)		50
Net income	$796		$669		$127

Combined ratio	93.7%		95.5%		(1.8)	pts
Impact on combined ratio
Net favorable prior year reserve development	(0.7)	pts	(2.3)	pts	1.6	pts
Catastrophes, net of reinsurance	2.8	pts	5.4	pts	(2.6)	pts
Underlying combined ratio	91.6%		92.4%		(0.8)	pts

Net written premiums
Business Insurance	$4,163		$3,994		4%
Bond & Specialty Insurance	587		574		2
Personal Insurance	2,307		2,256		2
Total	$7,057		$6,824		3%

First Quarter 2019 Results
(All comparisons vs. first quarter 2018, unless noted otherwise)

Net income of $796 million increased $127 million due to higher core income, as well as net realized investment gains in the current quarter as compared with net realized investment losses in the prior year quarter. Core income of $755 million increased $77 million. Core income increased primarily due to lower catastrophe losses and a higher underlying underwriting gain, partially offset by lower net favorable prior year reserve development.

Underwriting results:

•
The combined ratio of 93.7% decreased 1.8 points due to lower catastrophe losses (2.6 points) and a lower underlying combined ratio (0.8 points), partially offset by lower net favorable prior year reserve development (1.6 points).The decrease in net favorable prior year reserve development primarily reflects the recent enactment of legislation by New York State, as discussed below.

•
The underlying combined ratio of 91.6% decreased 0.8 points, net of a 0.6 point increase related to a new Underlying Property Aggregate Catastrophe Excess-of-Loss Reinsurance Treaty entered into effective January 1, 2019. See below for further details by segment.

•	Catastrophe losses primarily resulted from winter storms and wind storms in several regions of the U.S.

Net investment income of $582 million pre-tax ($496 million after-tax) decreased 3%. Income from the fixed income investment portfolio increased due to higher long-term and short-term interest rates, as well as a higher average level of fixed maturity investments. Private equity partnership returns were lower than in the prior year quarter.
Record gross written premiums of $7.839 billion grew 6%, reflecting growth in all segments. Retention remained high and new business increased across all segments. Net written premiums of $7.057 billion increased 3%. Growth in net written premiums reflects the new catastrophe reinsurance treaty. The entire cost of this treaty is reflected in net written premiums in the current quarter. Accordingly, the treaty will not impact net written premiums in the remaining quarters of the year.

Shareholders’ Equity

Shareholders’ equity of $24.340 billion increased 6% from year-end 2018, primarily due to the impact of lower interest rates on net unrealized investment gains (losses). Net unrealized investment gains included in shareholders’ equity were $1.284 billion pre-tax ($1.007 billion after-tax), compared to net unrealized investment losses of $137 million pre-tax ($113 million after-tax) at year-end 2018. Book value per share of $92.94 increased 7% from year-end 2018, also primarily due to the impact of lower interest rates on net unrealized investment gains (losses). Adjusted book value per share of $89.09 increased 2% from year-end 2018.

The Company repurchased 3.3 million shares during the first quarter at an average price of $129.20 per share for a total cost of $421 million. Capacity remaining under the existing share repurchase authorization was $2.911 billion at the end of the quarter. Also at the end of the quarter, statutory capital and surplus was $21.074 billion, and the ratio of debt-to-capital was 22.5%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains included in shareholders’ equity was 23.2%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a quarterly dividend of $0.82 per share, an increase of 6.5%. The dividend is payable on June 28, 2019, to shareholders of record at the close of business on June 10, 2019.

Business Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2019		2018		Change
Underwriting gain:	$57		$73		$(16)
Underwriting gain includes:
Net favorable (unfavorable) prior year reserve development	(21)		66		(87)
Catastrophes, net of reinsurance	(95)		(138)		43
Net investment income	427		446		(19)
Other income	5		3		2
Segment income before income taxes	489		522		(33)
Income tax expense	75		70		5
Segment income	$414		$452		$(38)

Combined ratio	98.1%		97.5%		0.6	pts
Impact on combined ratio
Net unfavorable (favorable) prior year reserve development	0.6	pts	(1.9)	pts	2.5	pts
Catastrophes, net of reinsurance	2.5	pts	3.9	pts	(1.4)	pts
Underlying combined ratio	95.0%		95.5%		(0.5)	pts

Net written premiums by market
Domestic
Select Accounts	$785		$773		2%
Middle Market	2,410		2,262		7
National Accounts	304		309		(2)
National Property and Other	387		380		2
Total Domestic	3,886		3,724		4
International	277		270		3
Total	$4,163		$3,994		4%

First Quarter 2019 Results
(All comparisons vs. first quarter 2018, unless noted otherwise)

Segment income for Business Insurance was $414 million after-tax, a decrease of $38 million. Segment income decreased primarily due to net unfavorable prior year reserve development in the current quarter as compared to net favorable prior year reserve development in the prior year quarter and lower net investment income, partially offset by lower catastrophe losses and a higher underlying underwriting gain. The higher underlying underwriting gain primarily resulted from the impacts of higher business volumes and a lower underlying combined ratio.

Underwriting results:

•
The combined ratio of 98.1% increased 0.6 points due to net unfavorable prior year reserve development in the current quarter as compared to net favorable prior year reserve development in the prior year quarter (2.5 points), partially offset by lower catastrophe losses (1.4 points) and a lower underlying combined ratio (0.5 points).

•
The underlying combined ratio of 95.0% decreased 0.5 points driven by a lower expense ratio, partially offset by a higher underlying loss ratio. The decrease in the expense ratio was primarily due to a higher level of earned premiums as well as a benefit this quarter related to a state assessment, partially offset by the impact of the new catastrophe reinsurance treaty. The increase in the underlying loss ratio was driven primarily by (1) a small number of large losses in the International business, (2) the impact in the quarter of higher loss estimates in commercial automobile consistent with the re-estimates recorded in the fourth quarter of 2018 and (3) the impact of the new catastrophe reinsurance treaty, partially offset by (4) lower non-catastrophe weather-related losses. The new catastrophe reinsurance treaty resulted in a 0.5 point increase in the underlying combined ratio.

•
Net unfavorable prior year reserve development resulted from an increase in general liability reserves, for years prior to 2009, due to the enactment by New York State of the Child Victims Act (“CVA”) on February 14,

2019. The CVA extends the statute of limitations for claimants asserting childhood sexual molestation. In addition, prior year reserve development benefited from better than expected loss experience in the workers’ compensation product line for multiple accident years, partially offset by modestly higher than expected loss experience in the commercial multi-peril product line for recent accident years.

Gross written premiums of $4.730 billion grew 6%, benefiting from continued strong retention, higher renewal premium change and higher levels of new business. Net written premiums of $4.163 billion increased 4%. Growth in net written premiums reflects the new catastrophe reinsurance treaty.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2019		2018		Change
Underwriting gain:	$112		$144		$(32)
Underwriting gain includes:
Net favorable prior year reserve development	3		35		(32)
Catastrophes, net of reinsurance	(3)		—		(3)
Net investment income	56		58		(2)
Other income	5		6		(1)
Segment income before income taxes	173		208		(35)
Income tax expense	35		35		—
Segment income	$138		$173		$(35)

Combined ratio	81.1%		74.7%		6.4	pts
Impact on combined ratio
Net favorable prior year reserve development	(0.5)	pts	(6.0)	pts	5.5	pts
Catastrophes, net of reinsurance	0.5	pts	—	pts	0.5	pts
Underlying combined ratio	81.1%		80.7%		0.4	pts

Net written premiums
Domestic
Management Liability	$367		$348		5%
Surety	184		185		(1)
Total Domestic	551		533		3
International	36		41		(12)
Total	$587		$574		2%

First Quarter 2019 Results
(All comparisons vs. first quarter 2018, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $138 million after-tax, a decrease of $35 million. Segment income decreased primarily due to lower net favorable prior year reserve development.

Underwriting results:

•
The combined ratio of 81.1% increased 6.4 points due to lower net favorable prior year reserve development (5.5 points), higher catastrophe losses (0.5 points) and a higher underlying combined ratio (0.4 points).

•	The underlying combined ratio remained very strong at 81.1%.

•	Net favorable prior year reserve development was not significant in the quarter.

Net written premiums of $587 million increased 2%, primarily reflecting continued strong retention and new business in management liability.

Personal Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2019		2018		Change
Underwriting gain:	$226		$41		$185
Underwriting gain includes:
Net favorable prior year reserve development	69		49		20
Catastrophes, net of reinsurance	(95)		(216)		121
Net investment income	99		99		—
Other income	22		17		5
Segment income before income taxes	347		157		190
Income tax expense	69		28		41
Segment income	$278		$129		$149

Combined ratio	90.1%		97.5%		(7.4)	pts
Impact on combined ratio
Net favorable prior year reserve development	(2.8)	pts	(2.0)	pts	(0.8)	pts
Catastrophes, net of reinsurance	3.8	pts	9.0	pts	(5.2)	pts
Underlying combined ratio	89.1%		90.5%		(1.4)	pts

Net written premiums
Domestic
Agency (1)
Automobile	$1,224		$1,183		3%
Homeowners & Other	837		832		1
Total Agency	2,061		2,015		2
Direct to Consumer	95		92		3
Total Domestic	2,156		2,107		2
International	151		149		1
Total	$2,307		$2,256		2%

(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

First Quarter 2019 Results
(All comparisons vs. first quarter 2018, unless noted otherwise)

Segment income for Personal Insurance was $278 million after-tax, an increase of $149 million. Segment income benefited from lower catastrophe losses, a higher underlying underwriting gain and higher net favorable prior year reserve development. The higher underlying underwriting gain primarily resulted from the impacts of higher business volumes and a lower underlying combined ratio.

Underwriting results:

•
The combined ratio of 90.1% improved 7.4 points due to lower catastrophe losses (5.2 points), a lower underlying combined ratio (1.4 points) and higher net favorable prior year reserve development (0.8 points).

•
The underlying combined ratio of 89.1% improved 1.4 points, primarily driven by earned pricing that exceeded loss cost trends in Agency Automobile, partially offset by a 0.8 point increase related to the new catastrophe reinsurance treaty, mostly impacting Agency Homeowners & Other.

•	Net favorable prior year reserve development primarily resulted from better than expected loss experience in Agency Automobile for recent accident years.

Gross written premiums of $2.447 billion grew 6%. Net written premiums of $2.307 billion increased 2%. Growth in net written premiums reflects the new catastrophe reinsurance treaty.

Agency Automobile gross written premiums of $1.240 billion grew 4%, driven by renewal premium change of 5%. Net written premiums increased 3%. Growth in net written premiums reflects the new catastrophe reinsurance treaty.

Agency Homeowners & Other gross written premiums of $954 million grew 9% driven by renewal premium change of 5% and higher levels of new business. Net written premiums increased 1%. Growth in net written premiums reflects the new catastrophe reinsurance treaty.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, April 18, 2019. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1.844.895.1976 within the United States and 1.647.689.5389 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available on the same website.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $30 billion in 2018. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance and insurance-related services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland, Brazil and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance provides surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers in the United States and certain specialty insurance products in Canada, the United Kingdom, the Republic of Ireland and Brazil, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

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Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•
the Company’s outlook and its future results of operations and financial condition (including, among other things, anticipated premium volume, premium rates, renewal premium changes, underwriting margins and underlying underwriting margins, net and core income, investment income and performance, loss costs, return on equity, core return on equity and expected current returns, and combined ratios and underlying combined ratios);

•	share repurchase plans;

•	future pension plan contributions;

•	the sufficiency of the Company’s asbestos and other reserves;

•	the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•	the cost and availability of reinsurance coverage;

•	catastrophe losses;

•
the impact of investment (including changes in interest rates), economic (including inflation, recent changes in tax law, rapid changes in commodity prices and fluctuations in foreign currency exchange rates) and underwriting market conditions;

•	strategic and operational initiatives to improve profitability and competitiveness;

•	the Company’s competitive advantages;

•	new product offerings;

•	the impact of new or potential regulations imposed or to be imposed by the United States or other nations, including tariffs or other barriers to international trade; and

•	the impact of legislation enacted or to be enacted by states allowing victims of sexual abuse to file or proceed with claims that otherwise would have been time-barred.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•
catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•
if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, including as a result of, among other things, changes in the legal, regulatory and economic environments in which the Company operates, the Company’s financial results could be materially and adversely affected;

•	during or following a period of financial market disruption or an economic downturn, the Company’s business could be materially and adversely affected;

•	the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;

•	the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•
the intense competition that the Company faces, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates, could harm its ability to maintain or increase its business volumes and its profitability;

•
disruptions to the Company’s relationships with its independent agents and brokers or the Company's inability to manage effectively a changing distribution landscape could adversely affect the Company;

•	the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•	the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•
the Company may not be able to collect all amounts due to it from reinsurers, reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all and we are exposed to credit risk related to our structured settlements;

•	the Company is also exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that we have with third parties;

•
within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing, market conduct and financial supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•
a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•
the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends and/or make future share repurchases;

•	the Company’s efforts to develop new products, expand in targeted markets or improve business processes and workflows may not be successful and may create enhanced risks;

•	the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•
the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology, particularly as its business processes become more digital;

•
if the Company experiences difficulties with technology, data and network security (including as a result of cyber attacks), outsourcing relationships or cloud-based technology, the Company’s ability to conduct its business could be negatively impacted;

•
the Company is also subject to a number of additional risks associated with its business outside the United States, such as foreign currency exchange fluctuations (including with respect to the valuation of the Company’s foreign investments and interests in joint ventures) and restrictive regulations as well as the risks and uncertainties associated with the United Kingdom’s withdrawal from the European Union;

•
regulatory changes outside of the United States, including in Canada, the United Kingdom, the Republic of Ireland and the European Union, could adversely impact the Company’s results of operations and limit its growth;

•
loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•	acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•	the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•	the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•
intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•	changes in federal regulation could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•	changes in U.S. tax laws or in the tax laws of other jurisdictions in which the Company operates could adversely impact the Company; and

•
the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 14, 2019, as updated by our periodic filings with the SEC.

 *****
GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis, and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended March 31,
($ in millions, after-tax)	2019	2018
Net income	$796	$669
Less: Net realized investment (gains) losses	(41)	9
Core income	$755	$678

	Three Months Ended March 31,
($ in millions, pre-tax)	2019	2018
Net income	$967	$778
Less: Net realized investment (gains) losses	(53)	11
Core income	$914	$789

	Twelve Months Ended December 31,
($ in millions, after-tax)	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Net income	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—	(439)
Income from continuing operations	2,523	2,056	3,014	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Adjustments:
Net realized investment (gains) losses	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment (1)	—	129	—	—	—	—	—	—	—	—	—	—	—	—
Core income	2,430	2,043	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Less: Preferred dividends	—	—	—	—	—	—	—	1	3	3	4	4	5	6
Core income, less preferred dividends	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
 (1) Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Basic and Diluted Basis

	Three Months Ended March 31,
	2019	2018
Basic income per share
Net income	$3.01	$2.45
Adjustments:
Net realized investment (gains) losses, after-tax	(0.16)	0.03
Core income	$2.85	$2.48
Diluted income per share
Net income	$2.99	$2.42
Adjustments:
Net realized investment (gains) losses, after-tax	(0.16)	0.04
Core income	$2.83	$2.46

Reconciliation of Segment Income to Total Core Income

	Three Months Ended March 31,
($ in millions, after-tax)	2019	2018
Business Insurance	$414	$452
Bond & Specialty Insurance	138	173
Personal Insurance	278	129
Total segment income	830	754
Interest Expense and Other	(75)	(76)
Total core income	$755	$678

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of March 31,
($ in millions)	2019	2018
Shareholders’ equity	$24,340	$22,979
Adjustments:
Net unrealized investment gains, net of tax, included in shareholders’ equity	(1,007)	(133)
Net realized investment (gains) losses, net of tax	(41)	9
Adjusted shareholders’ equity	$23,292	$22,855

	As of December 31,
($ in millions)	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Shareholders’ equity	$22,894	$23,731	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	113	(1,112)	(730)	(1,289)	(1,966)	(1,322)	(3,103)	(2,871)	(1,859)	(1,856)	146	(620)	(453)	(327)
Net realized investment (gains) losses, net of tax	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment	—	287	—	—	—	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	—	(68)	(79)	(89)	(112)	(129)	(153)
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—	439
Adjusted shareholders’ equity	$22,914	$22,764	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended March 31,
($ in millions, after-tax)	2019	2018
Annualized net income	$3,186	$2,676
Average shareholders’ equity	23,617	23,355
Return on equity	13.5%	11.5%
Annualized core income	$3,020	$2,711
Adjusted average shareholders’ equity	23,150	22,737
Core return on equity	13.0%	11.9%

Average annual core return on equity over a period is the ratio of:
a) the sum of core income less preferred dividends for the periods presented to b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Core Return on Equity from January 1, 2005 through March 31, 2019

	Three Months Ended March 31,		Twelve Months Ended December 31,
($ in millions)	2019	2018	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Core income, less preferred dividends	$755	$678	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized core income	3,020	2,711
Adjusted average shareholders’ equity	23,150	22,737	22,814	22,743	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Core return on equity	13.0%	11.9%	10.7%	9.0%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%
Average annual core return on equity for the period Jan. 1, 2005 through Mar. 31, 2019	13.0%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2019 ranges from approximately $19 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income

	Three Months Ended March 31,
($ in millions, after-tax except as noted)	2019	2018
Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$537	$462
Pre-tax impact of catastrophes	(193)	(354)
Pre-tax impact of net favorable prior year loss reserve development	51	150
Pre-tax underwriting gain	395	258
Income tax expense on underwriting results	88	36
Underwriting gain	307	222
Net investment income	496	513
Other income (expense), including interest expense	(48)	(57)
Core income	755	678
Net realized investment gains (losses)	41	(9)
Net income	$796	$669

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended March 31,
($ in millions, pre-tax)	2019	2018
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$4,442	$4,296
Less:
Policyholder dividends	13	13
Allocated fee income	40	37
Loss ratio numerator	$4,389	$4,246
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,117	$1,061
General and administrative expenses (G&A)	1,057	1,062
Less:
Non-insurance G&A	47	37
Allocated fee income	69	66
Billing and policy fees and other	27	23
Expense ratio numerator	$2,031	$1,997
Earned premium	$6,855	$6,537
Combined ratio (1)
Loss and loss adjustment expense ratio	64.0%	64.9%
Underwriting expense ratio	29.7%	30.6%
Combined ratio	93.7%	95.5%

(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. In addition, G&A include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains (Losses), Net of Tax

	As of
($ in millions, except per share amounts)	March 31, 2019	December 31, 2018
Shareholders’ equity	$24,340	$22,894
Less: Net unrealized investment gains (losses), net of tax, included in shareholders’ equity	1,007	(113)
Shareholders’ equity, excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	23,333	23,007
Less:
Goodwill	3,949	3,937
Other intangible assets	341	345
Impact of deferred tax on other intangible assets	(47)	(44)
Tangible shareholders’ equity	$19,090	$18,769
Common shares outstanding	261.9	263.6
Book value per share	$92.94	$86.84
Adjusted book value per share	89.09	87.27
Tangible book value per share	72.89	71.20

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES), NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain (loss) on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	March 31, 2019	December 31, 2018
Debt	$7,057	$6,564
Shareholders’ equity	24,340	22,894
Total capitalization	31,397	29,458
Less: Net unrealized investment gains (losses), net of tax, included in shareholders’ equity	1,007	(113)
Total capitalization excluding net unrealized gain (loss) on investments, net of tax, included in shareholders’ equity	$30,390	$29,571
Debt-to-capital ratio	22.5%	22.3%
Debt-to-capital ratio excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity	23.2%	22.2%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 14, 2019, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825